Exhibit 12.1
Computation of Consolidated Ratios of Earning to Combined Fixed Charges
(In Thousands)

	Years Ended December 31,
	2008		2007		2006		2005		2004
Ratio of earnings to fixed charges including interest on deposits:
Income before income taxes	$12,378		$13,067		$14,758		$15,777		$17,714
Fixed charges	31,049		33,909		30,774		25,687		22,606

	$43,427		$46,976		$45,532		$41,464		$40,320

Fixed charges:
Interest Expense	$31,049		$33,909		$30,774		$25,687		$22,606
Interest factor in rent expense	—		—		—		—		—

	$31,049		$33,909		$30,774		$25,687		$22,606

Ratio of earnings to fixed charges	1.4	X	1.4	X	1.5	X	1.6	X	1.8	X

	Years Ended December 31,
	2008		2007		2006		2005		2004
Ratio of earnings to fixed charges excluding interest on deposits:
Income before income taxes	$12,378		$13,067		$14,758		$15,777		$17,714
Fixed charges	11,729		12,201		15,170		13,142		8,045

	$24,107		$25,268		$29,928		$28,919		$25,759

Fixed charges:
Interest Expense	$31,049		$33,909		$30,774		$25,687		$22,606
Interest factor in rent expense	—		—		—		—		—
Less interest on deposits	(19,320)		(21,708)		(15,604)		(12,545)		(14,561)

	$11,729		$12,201		$15,170		$13,142		$8,045

Ratio of earnings to fixed charges	2.1	X	2.1	X	2.0	X	2.2	X	3.2	X